Exhibit 99.1

PRESS RELEASE

Contacts:

Patrick L. Alexander

President and Chief Executive Officer

Mark A. Herpich

 Chief Financial Officer

(785) 565-2000

FOR IMMEDIATE RELEASE

October 30, 2008

Landmark Bancorp, Inc. Announces Earnings for the Quarter and Nine Months Ended September 30, 2008 and Declares a Cash Dividend and 5% Stock Dividend

(Manhattan, KS, October 30, 2008) Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company based in Manhattan, Kansas, reported diluted earnings per share for the quarter ended September 30, 2008 of $0.51 versus $0.59 for the quarter ended September 30, 2007.  Net earnings for the quarter ended September 30, 2008 were $1.2 million, a decrease of $288,000 as compared to the quarter ended September 30, 2007.  Diluted earnings per share for the nine months ended September 30, 2008 were $1.65 versus $1.64 for the nine months ended September 30, 2007.  Net earnings for the nine months ended September 30, 2008 were $3.8 million, a decrease of $243,000 as compared to the nine months ended September 30, 2007.

The Board of Directors also declared a cash and 5% stock dividend.  The cash dividend of 19 cents per share will be paid on November 24, 2008 to common stockholders of record as of November 12, 2008.  The 5% stock dividend will be issued December 15, 2008, to common stockholders of record on December 1, 2008.  “We believe this 5% stock dividend, combined with our history of cash dividends, is an effective tool to help reach our goals for enhanced stockholder return,” said Patrick L. Alexander, President and Chief Executive Officer.  “The additional stock rewards our stockholders for their continued support and reflects our positive outlook for the future.”

Alexander also commented, “The decline in our net earnings for the quarter and nine months ended September 30, 2008 from 2007 is primarily attributable to increasing our provision for loan losses.  Offsetting the higher provision for loan losses during 2008 was $497,000 of gains on sales of investment securities during the second quarter of 2008 and a $246,000 gain on the prepayment of a Federal Home Loan Bank (FHLB) advance during the first quarter of 2008.  We are pleased that our net interest income has remained relatively stable during 2008, as our net interest margin, on a tax equivalent basis, remained constant at 3.47% for the third quarters of 2008 and 2007.  This is particularly notable considering the competitive deposit pricing pressures that existed in a market that witnessed a dramatic decline in benchmark interest rates during the first several months of 2008 as the Federal Reserve Bank responded to a series of market crises and the severe tightening within the credit markets.  In light of recent economic conditions, we are pleased to report these financial results while maintaining our strong capital and liquidity positions.”

Alexander further commented, “We continued to provide for loan losses at a higher level than in 2007 due to the difficult conditions currently existing in the credit markets and economy.  We increased our provision for loan losses to $500,000 for the third quarter of 2008.  During 2008 we have provided $1.4 million to our provision for loan losses, which reflected our analysis of our loan portfolio and deteriorating market conditions.  While our levels of non-accrual and past due loans declined over the past nine months, increased levels of loan loss provision were warranted given the current economic environment, declining residential real estate prices, increasing energy and food costs and declining consumer confidence.  We feel these factors have increased the external risk environment within which we operate and that risk remains present.  Current economic and market conditions have impacted practically all financial institutions to some degree, however, we are pleased to note that we have always focused on originating residential real estate loans that conform to secondary market standards and that these origination volumes remain strong in this challenging market environment.  We are confident that our capital levels, loan portfolio management and our provision for loan losses, positions us to deal with the economic uncertainties in this challenging environment.  We will continue to monitor economic events closely, along with the performance of our loan portfolio, and take the necessary steps required to address any issues that may arise.”

Net interest income for the third quarter of 2008 increased $59,000 to $4.5 million as compared to 2007.  The provision for loan losses increased $430,000, to $500,000, during the third quarter of 2008 as compared to 2007.  As described above, this increase was primarily from changes in economic conditions experienced during 2008.  Total non-interest income increased $165,000 to $1.7 million for the third quarter of 2008 as compared to the third quarter of 2007.  The increase was primarily attributable to increases of $98,000 in gains on sale of loans and $45,000 in fees and service charges.  The increased gains on sales of loans were driven by higher origination volumes of residential real estate loans that were sold in the secondary market and the increased fees and service charges were primarily related to deposits.  Total non-interest expense for the quarter increased $150,000 compared to the third quarter of 2007.  The largest increases in non-interest expense related to higher compensation and benefits costs.  The effective tax rate was 20.7% for the third quarter of 2008 as compared to 20.4% for the same period of 2007.

Net interest income for the first nine months of 2008 increased $28,000 to $13.5 million as compared to 2007.  Our net interest margin, on a tax equivalent basis, declined to 3.48% from 3.52% for the nine months ended September 30, 2008 and 2007, respectively.  The provision for loan losses increased $1.2 million, to $1.4 million, during the first nine months of 2008.  Total non-interest income increased $1.4 million to $5.8 million for the first nine months of 2008.  The increase was primarily attributable to $497,000 in gains on sales of investment securities, a $246,000 gain on the prepayment of a FHLB advance and increases of $397,000 in gains on sales of loans and $215,000 in fees and service charges, as compared to 2007.  Total non-interest expense increased $387,000, an increase of 3.1%, during the first nine months of 2008 compared to 2007.  The largest increases in non-interest expense related to higher compensation and benefits costs and other real estate assets.  The effective tax rate was 24.3% for the nine months ended September 30, 2008 as compared to 22.0% for the same period of 2007.  The increase in the effective tax rate was primarily the result of higher taxable income during the nine months of 2008 as well as the recognition of $50,000 of previously unrecognized tax benefits during the third quarter of 2007, which favorably impacted our effective tax rate.

Total assets decreased to $604.2 million at September 30, 2008, compared to $606.5 million at December 31, 2007.  Net loans were $373.1 million at September 30, 2008, compared to $376.2 million December 31, 2007.  At September 30, 2008, the allowance for loan losses was $3.8 million, or 1.0% of gross loans outstanding, compared to $4.2 million, or 1.1% of gross loans outstanding at December 31, 2007.  Loans past due more than a month totaled $6.9 million at September 30, 2008, compared to $11.9 million at December 31, 2007.  Loans past due more than a month, and still accruing interest at September 30, 2008, totaled $1.3 million.  At September 30, 2008, $6.0 million in loans were on non-accrual status, or 1.6% of net loans, compared to a balance of $10.0 million in loans on non-accrual status, or 2.7% of net loans, at December 31, 2007.  The decrease in non-accrual loans was primarily the result of the collection of the outstanding balances on two loan relationships totaling $3.0 million and loan charge-offs recorded during the first nine months of 2008.  Net loan charge-offs for the nine months ended September 30, 2008 were $1.8 million compared to $107,000 for the comparable period of 2007.  While the charge-offs increased during the first nine months of 2008, substantially all had a specific loss reserve allocation at December 31, 2007.  The increased charge-offs were primarily related to four loan relationships, with impaired collateral, on which we had exhausted our collection attempts.

Landmark Bancorp, Inc. is the holding company for Landmark National Bank.  Landmark National Bank has branches in Manhattan (2), Auburn, Dodge City (2), Fort Scott, Garden City, Great Bend (2), Hoisington, Junction City, LaCrosse, Lawrence, Louisburg, Osage City, Osawatomie, Paola, Topeka (2) and Wamego, Kansas.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark Bancorp, Inc.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning our general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of our assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi)  the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected outcomes of existing or new litigation; and (x) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning Landmark Bancorp, Inc. and its business, including additional factors that could materially affect the Company’s financial results, is included in our filings with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	September 30, 2008	December 31, 2007	September 30, 2007
ASSETS:

Cash and cash equivalents	$10,525,293	$14,739,148	$14,034,830
Investment securities	169,162,976	164,724,181	155,110,013
Loans, net (1)	373,051,161	376,156,608	380,161,738
Loans held for sale	3,123,699	1,723,687	3,574,597
Premises and equipment, net	14,111,971	14,259,172	14,330,835
Goodwill	12,894,167	12,894,167	13,009,167
Other intangible assets, net	2,584,209	3,144,001	3,351,441
Bank owned life insurance	11,987,421	11,634,535	11,496,047
Other assets	6,742,274	7,179,224	7,275,222

TOTAL ASSETS	$604,183,171	$606,454,723	$602,343,890

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Deposits	$435,362,896	$452,652,306	$450,182,495
Other borrowings	111,042,964	93,088,079	92,643,445
Other liabilities	7,781,027	8,418,200	8,312,425

Total liabilities	554,186,887	554,158,585	551,138,365

Stockholders’ equity	49,996,284	52,296,138	51,205,525

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$604,183,171	$606,454,723	$602,343,890

(1)          Loans receivable are presented after adjustments for undisbursed loan funds, unearned fees and discounts and the allowance for loan losses.

The allowance for loan losses was $3,788,321, $4,171,667 and $4,117,924 at September 30, 2008, December 31, 2007 and September 30, 2007, respectively.

NONPERFORMING ASSETS (unaudited):

	September 30, 2008	December 31, 2007	September 30, 2007

Total non-accrual loans	$5,957,950	$10,037,022	$4,827,964
Accruing loans over 90 days past due	—	—	—
Real estate owned	454,664	491,722	521,734
Total nonperforming assets	$6,412,614	$10,528,744	$5,349,698

Total nonperforming loans to total loans, net	1.6%	2.7%	1.3%
Total nonperforming assets to total assets	1.1%	1.7%	0.9%
Allowance for loan losses to gross loans outstanding	1.0%	1.1%	1.1%
Allowance for loan losses to total nonperforming loans	63.6%	41.5%	85.3%

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Nine months ended September 30,		Three months ended September 30,
	2008	2007	2008	2007
Interest income:
Loans	$18,778,227	$21,635,250	$5,952,413	$7,286,877
Investment securities	5,425,816	5,247,768	1,809,586	1,787,825
Other	38,777	35,498	1,781	11,203
Total interest income	24,242,820	26,918,516	7,763,780	9,085,905

Interest expense:
Deposits	7,996,167	10,117,740	2,259,732	3,505,464
Borrowed funds	2,792,187	3,374,209	983,885	1,119,529
Total interest expense	10,788,354	13,491,949	3,243,617	4,624,993

Net interest income	13,454,466	13,426,567	4,520,163	4,460,912
Provision for loan losses	1,400,000	195,000	500,000	70,000

Net interest income after provision for loan losses	12,054,466	13,231,567	4,020,163	4,390,912

Non-interest income:
Fees and service charges	3,173,785	2,958,910	1,092,320	1,047,395
Gains on sales of loans	1,136,781	740,069	398,265	300,661
Gains on sales of investment securities	497,134	—	—	—
Gain on prepayment of FHLB borrowings	246,033	—	—	—
Bank owned life insurance income	353,959	347,435	120,036	117,468
Other	408,245	372,262	130,307	109,925
Total non-interest income	5,815,937	4,418,676	1,740,928	1,575,449

Non-interest expense:
Compensation and benefits	6,438,812	6,196,685	2,213,656	2,120,127
Occupancy and equipment	2,121,466	2,046,852	687,175	671,494
Amortization of intangibles	604,965	698,356	195,710	228,259
Data processing	585,837	590,082	182,848	184,472
Professional fees	341,730	333,443	109,153	81,124
Advertising	264,936	321,992	87,945	106,629
Other	2,505,443	2,289,216	834,609	769,349
Total non-interest expense	12,863,189	12,476,626	4,311,096	4,161,454

Earnings before income taxes	5,007,214	5,173,617	1,449,995	1,804,907

Income tax expense	1,214,268	1,137,828	299,970	367,341

Net earnings	$3,792,946	$4,035,789	$1,150,025	$1,437,566

Net earnings per share (2)
Basic	$1.65	$1.65	$0.51	$0.59
Diluted	1.65	1.64	0.51	0.59

Book value per share (2)	$22.04	$21.16	$22.04	$21.16

Shares outstanding at end of period	2,268,859	2,419,873	2,268,859	2,419,873

Weighted average common shares outstanding - basic	2,296,870	2,440,217	2,268,859	2,426,273
Weighted average common shares outstanding - diluted	2,304,638	2,460,098	2,275,407	2,444,610

(2)          Net earnings per share and book value per share at or for the periods ended September 30, 2007 have been adjusted to give effect to the 5% stock dividend paid during December 2007.

OTHER DATA (unaudited):

	Nine months ended September 30,		Three months ended September 30,
	2008	2007	2008	2007
Return on average assets (3)	0.83%	0.90%	0.75%	0.95%
Return on average equity (3)	9.96%	10.85%	9.11%	11.53%
Equity to total assets	8.28%	8.50%	8.28%	8.50%
Net interest margin (3) (4)	3.48%	3.52%	3.47%	3.47%

(3)          Information for the nine and three months ended September 30 is annualized.

(4)          Net interest margin is presented on a full taxable equivalent basis, using a 34% federal tax rate.